                                            Exhibit 99.1
For Immediate Release
VPG Reports Fiscal 2022 Fourth Quarter and Twelve Month Results
MALVERN, Pa. (February 14, 2023) - Vishay Precision Group, Inc. (NYSE: VPG), a leader in precision measurement technologies, today announced its results for its fiscal 2022 fourth quarter and twelve fiscal months ended December 31, 2022.
Fourth Quarter Highlights:
•Revenues of $96.2 million increased 6.9% from a year ago
•Gross profit margin was 41.2%, as compared to 38.7% a year ago
•Adjusted gross profit margin* was 41.5%, as compared to 40.3% a year ago
•Operating margin was 13.6%, as compared to 9.7% reported a year ago
•Adjusted operating margin* was 14.0%, as compared to 11.4% reported a year ago
•Diluted net earnings per share were $0.65, as compared to $0.44 reported a year ago
•Adjusted diluted net earnings per share* were $0.76, as compared to $0.56 reported a year ago
•EBITDA* was $15.4 million with an EBITDA margin* of 16.0%
•Adjusted EBITDA* was $17.5 million with an adjusted EBITDA margin* of 18.2%
•Cash from operating activities was $12.5 million with adjusted free cash flow* of $6.8 million

2022 Full Year Highlights:
•Revenues of $362.6 million increased 14.0% year-over-year
•Gross profit margin was 41.3%, as compared to 39.4% a year ago
•Adjusted gross profit margin* was 41.8%, as compared to 41.2% a year ago
•Operating margin was 12.1%, as compared to 8.6% reported last year
•Adjusted operating margin* was 13.0%, as compared to 11.1% reported last year
•Diluted net earnings per share were $2.63, as compared to $1.48 reported a year ago
•Adjusted diluted net earnings per share* were $2.62, as compared to $1.87 reported a year ago
•EBITDA* was $62.2 million with an EBITDA margin* of 17.2%
•Adjusted EBITDA* was $62.0 million with an adjusted EBITDA margin* of 17.1%
•Cash from operating activities was $33.0 million with adjusted free cash flow* of $12.2 million

Ziv Shoshani, Chief Executive Officer of VPG, commented, "Our fourth quarter results contributed to a record year for VPG. For fiscal 2022, we achieved revenue growth of 14.0% despite ongoing foreign currency headwinds, adjusted diluted net earnings per share* of $2.62, and an adjusted EBITDA margin* of 17.1%. We believe this performance demonstrates the increasing value of our technology solutions, the power of our business model, and our growth strategies.
For the fourth quarter, we achieved record revenue which was 6.9% above both the fourth quarter of last year and the third quarter of 2022. We delivered adjusted diluted net earnings per share* of $0.76, and adjusted EBITDA* of $17.5 million with an adjusted EBITDA margin* of 18.2%. After seven quarters of book-to-bill over 1.0, our book-to-bill of 0.76 reflected softer fourth quarter orders, as customers adjusted their order levels to reflect cyclical slowing in some markets and the easing of supply chain availability more broadly. While near-term visibility is limited, we expect orders to improve through 2023. We are confident about the prospects for our strategic initiatives to address emerging and broadening opportunities for our precision sensing and measurement technologies."
The Company's fourth fiscal quarter 2022 net earnings attributable to VPG stockholders were $8.8 million, or $0.65 per diluted share, compared to $6.0 million, or $0.44 per diluted share, in the fourth fiscal quarter of 2021.
In the fiscal year ended December 31, 2022, net earnings attributable to VPG stockholders were $36.1 million, or $2.63 per diluted share, compared to $20.2 million, or $1.48 per diluted share, in the fiscal year ended December 31, 2021.

The fourth fiscal quarter 2022 adjusted net earnings* attributable to VPG stockholders were $10.4 million, or $0.76 per diluted share, compared to adjusted net earnings* attributable to VPG stockholders of $7.7 million, or $0.56 per diluted share, for the comparable prior year period.
In the fiscal year ended December 31, 2022, adjusted net earnings* attributable to VPG stockholders were $35.9 million, or $2.62 per diluted share, compared to adjusted net earnings* attributable to VPG stockholders of $25.6 million, or $1.87 per diluted share, for the comparable prior year period.
Segment Performance
The Sensors segment revenues of $36.3 million in the fourth fiscal quarter of 2022 increased 6.3% from the prior year of $34.1 million and decreased 4.1% sequentially from $37.9 million in the third quarter of 2022. The year-over-year increase in revenues was primarily attributable to an increase in sales of precision resistors in the Test and Measurement market, and higher sales of our advance sensors products primarily in Avionics, Military and Space (AMS) market and General Industrial markets. Sequentially, the decrease in revenues reflected lower precision resistor sales in the Test and Measurement market which was partially offset by an increase in the AMS market, and a decrease in sales of our advanced sensors, primarily in our consumer electronics market.
Gross profit margin for the Sensors segment of 37.6% for the fourth fiscal quarter of 2022 was higher compared to 32.1% (or 34.8% adjusted to exclude the impact of $0.9 million of start-up costs related to our new advanced sensors facility) in the fourth fiscal quarter of 2021, and lower compared to 40.5% in the third fiscal quarter of 2022. The year-over-year increase in adjusted gross profit margin* was primarily due to an increase in volume and average selling prices. Sequentially, adjusted gross profit margin* was lower than the third quarter of 2022 primarily due to a decrease in volume and temporary manufacturing inefficiencies.
The Weighing Solutions segment revenues of $33.1 million in the fourth fiscal quarter of 2022 increased 3.2% from $32.1 million in the prior year and 5.4% from $31.4 million in the third quarter of 2022. The year-over-year increase in revenues was primarily attributable to increased revenues from OEM customers for precision agriculture applications in our Other market segment. The sequential increase in revenues was primarily attributable to increased revenues from OEM customers for precision agriculture and construction applications in our Other market segment and higher revenue in our Industrial Weighing market, partially offset by lower sales in the Transportation market.
Gross profit margin for the Weighing Solutions segment was 33.4% for the fourth fiscal quarter of 2022, a decrease compared to 34.0% in the fourth fiscal quarter of 2021, and flat compared to 33.3% in the third fiscal quarter of 2022. The year-over-year decrease in adjusted gross profit margin* was primarily due to higher material costs and unfavorable foreign currency exchange rates, partially offset by higher volume and selling price increases. Sequentially, adjusted gross profit margin* was essentially flat, as higher volume was offset by unfavorable foreign currency exchange rates.
The Measurement Systems segment revenues in the fourth fiscal quarter of 2022 of $26.8 million increased 12.8% from $23.8 million in the prior year and increased 29.2% sequentially from $20.8 million in the third fiscal quarter of 2022. The year-over-year increase in revenues was primarily attributable to higher sales of Diversified Technical Systems, Inc. ("DTS") products to the AMS and Transportation markets, and higher KELK and Dynamic Systems Inc. ("DSI") steel-related sales. The sequential increase in revenue was primarily attributable to higher sales of DTS products to the Transportation and AMS markets and higher sales of KELK and DSI to Steel markets.
Gross profit margin for the Measurement Systems segment was 55.9% (or 56.8% adjusted to exclude the $0.2 million of purchasing accounting adjustments related to the DTS acquisition) for the fourth fiscal quarter of 2022, compared to 54.7% (or 56.8% adjusted to exclude the $0.5 million purchasing accounting adjustments related to the DTS acquisition) in the fourth fiscal quarter of 2021, and compared to 55.5% (or 56.7% adjusted to exclude the $0.3 million of purchasing accounting adjustments related to the DTS acquisition) from the third fiscal quarter of 2022. Year-over-year, the adjusted gross profit margin* was flat as higher revenue and higher average selling prices were offset by unfavorable product mix, unfavorable foreign exchange rates and higher materials costs. While slightly higher on a sequential basis, adjusted gross profit margin* in the fourth quarter of 2022 reflected higher volume which was partially offset by unfavorable product mix and foreign exchange rates.

Near-Term Outlook
“For the first fiscal quarter of 2023, at constant fourth fiscal quarter 2022 exchange rates, we expect net revenues to be in the range of $85 million to $95 million,” concluded Mr. Shoshani.

*Use of Non-GAAP Financial Information
We define “adjusted gross profit margin" as gross profit margin before purchase accounting adjustments related to the DTS and DSI acquisitions, start-up costs related to our new advanced sensors facility, and COVID-19 costs. We define "adjusted operating margin" as operating margin before purchase accounting adjustments related to the DTS and DSI acquisitions, acquisition costs related to the DTS acquisition, start-up costs related to our new advanced sensors facility, COVID-19 costs, impairment of goodwill and indefinite-lived intangibles, and restructuring costs. We define "adjusted net earnings” and "adjusted diluted net earnings per share" as net earnings attributable to VPG stockholders before purchase accounting adjustments related to the DTS and DSI acquisitions, acquisition costs related to the DTS acquisition, start-up costs related to our new advanced sensors facility, COVID-19 costs, impairment of goodwill and indefinite-lived intangibles, restructuring costs, foreign currency exchange gains and losses, and associated tax effects. We define "EBITDA" as earnings before interest, taxes, depreciation, and amortization. We define "Adjusted EBITDA" as earnings before interest, taxes, depreciation, and amortization before purchase accounting adjustments related to the DTS and DSI acquisitions, acquisition costs related to the DTS acquisition, start-up costs related to our new advanced sensors facility, COVID-19 costs, impairment of goodwill and indefinite-lived intangibles, restructuring costs, foreign currency exchange gains and losses, and associated tax effects.
"Adjusted free cash flow" for the fourth fiscal quarter of 2022 is defined as the amount of cash generated from operating activities ($12.5 million), in excess of our capital expenditures ($5.7 million), net of proceeds, if any, from the sale of assets ($0.0 million). "Adjusted free cash flow" for the fiscal year of 2022 is defined as the amount of cash generated from operating activities ($33.0 million) in excess of our capital expenditures ($21.3 million), net of proceeds, if any, from the sale of assets ($0.5 million).
Management believes that these non-GAAP measures are useful to investors because each presents what management views as our core operating results for the relevant period. The adjustments to the applicable GAAP measures relate to occurrences or events that are outside of our core operations, and management believes that the use of these non-GAAP measures provides a consistent basis to evaluate our operating profitability and performance trends across comparable periods. These reconciling items are indicated on the accompanying reconciliation schedules and are more fully described in VPG’s financial statements presented in our Annual Report on Form 10-K and its Quarterly Reports on Forms 10-Q.

Conference Call and Webcast
A conference call is scheduled for tomorrow (Wednesday, February 15, 2023) at 9:00 a.m. ET (8:00 a.m. CT). To access the conference call, interested parties may call 1-844-200-6205 or internationally 1-929-526-1599 and use passcode 467007, or log on to the investor relations page of the VPG website at ir.vpgsensors.com.
A replay will be available approximately one hour after the completion of the call by calling toll-free 1-866-813-9403 or internationally 1-929-458-6194 and using the passcode 330842. The replay will also be available on the investor relations page of the VPG website at ir.vpgsensors.com for a limited time.

About VPG

Vishay Precision Group, Inc. (VPG) is a leader in precision measurement sensing technologies. Our sensors, weighing solutions and measurement systems optimize and enhance our customers’ product performance across a broad array of markets to make our world safer, smarter, and more productive.
To learn more, visit VPG at www.vpgsensors.com and follow us on LinkedIn.

Forward-Looking Statements
From time to time, information provided by us, including, but not limited to, statements in this press release, or other statements made by or on our behalf, may contain or constitute "forward-looking" information within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve a number of risks, uncertainties, and contingencies, many of which are beyond our control, which may cause actual results, performance, or achievements to differ materially from those anticipated.
Such statements are based on current expectations only, and are subject to certain risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, expected, estimated, or projected. Among the factors that could cause actual results to materially differ include: general business and economic conditions; impact of inflation, issues respecting the United States federal government debt ceiling, global labor and supply chain challenges; difficulties or delays in identifying, negotiating and completing acquisitions and integrating acquired companies; the inability to realize anticipated synergies and expansion possibilities; difficulties in new product development; changes in competition and technology in the markets that we serve and the mix of our products required to address these changes; changes in foreign currency exchange rates; political, economic, health (including the COVID-19 pandemic) and military instability in the countries in which we operate; difficulties in implementing our cost reduction strategies, such as underutilization of production facilities, labor unrest or legal challenges to our lay-off or termination plans, operation of redundant facilities due to difficulties in transferring production to achieve efficiencies; compliance issues under applicable laws, such as export control laws, including the outcome of our voluntary self-disclosure of export control non-compliance; significant developments from the recent and potential changes in tariffs and trade regulation; our efforts and efforts by governmental authorities to mitigate the COVID-19 pandemic, such as travel bans, shelter-in-place orders and business closures and the related impact on resource allocations, manufacturing and supply chains; our status as a “critical”, “essential” or “life-sustaining” business in light of COVID-19 business closure laws, orders and guidance being challenged by a governmental body or other applicable authority; our ability to execute our new corporate strategy and business continuity, operational and budget plans; and other factors affecting our operations, markets, products, services, and prices that are set forth in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021. We caution you not to place undue reliance on forward-looking statements, which speak only as of the date of this report or as of the dates otherwise indicated in such forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Contact:
Steve Cantor
Vishay Precision Group, Inc.
781-222-3516
steve.cantor@vpgsensors.com

VISHAY PRECISION GROUP, INC.
Consolidated Statements of Operations
(Unaudited - In thousands, except per share amounts)

	Fiscal quarter ended
	December 31, 2022	December 31, 2021
Net revenues	$96,240	$90,017
Costs of products sold	56,542	55,140
Gross profit	39,698	34,877
Gross profit margin	41.2%	38.7%

Selling, general, and administrative expenses	26,461	26,057
Restructuring costs	188	76
Operating income	13,049	8,744
Operating margin	13.6%	9.7%

Other income (expense):
Interest expense	(876)	(324)
Other	(1,448)	(651)
Other expenses - net	(2,324)	(975)

Income before taxes	10,725	7,769

Income tax expense	1,884	1,781

Net earnings	8,841	5,988
Less: net earnings attributable to noncontrolling interests	7	27
Net earnings attributable to VPG stockholders	$8,834	$5,961

Basic earnings per share attributable to VPG stockholders	$0.65	$0.44
Diluted earnings per share attributable to VPG stockholders	$0.65	$0.44

Weighted average shares outstanding - basic	13,579	13,626
Weighted average shares outstanding - diluted	13,677	13,687

VISHAY PRECISION GROUP, INC.
Consolidated Statements of Operations
(Unaudited - In thousands, except per share amounts)

	Years ended
	December 31, 2022	December 31, 2021
Net revenues	$362,580	$317,919
Costs of products sold	212,978	192,777
Gross profit	149,602	125,142
Gross profit margin	41.3%	39.4%

Selling, general, and administrative expenses	104,285	95,273
Acquisition costs	—	1,198
Impairment of goodwill and indefinite-lived intangibles	—	1,223
Restructuring costs	1,518	76
Operating income	43,799	27,372
Operating margin	12.1%	8.6%

Other income (expense):
Interest expense	(2,269)	(1,230)
Other	3,558	(230)
Other expenses - net	1,289	(1,460)

Income before taxes	45,088	25,912

Income tax expense	8,535	5,469

Net earnings	36,553	20,443
Less: net earnings attributable to noncontrolling interests	490	222
Net earnings attributable to VPG stockholders	$36,063	$20,221

Basic earnings per share attributable to VPG stockholders	$2.65	$1.49
Diluted earnings per share attributable to VPG stockholders	$2.63	$1.48

Weighted average shares outstanding - basic	13,628	13,616
Weighted average shares outstanding - diluted	13,688	13,657

VISHAY PRECISION GROUP, INC.
Consolidated Balance Sheets
(In thousands, except per share amounts)
	December 31, 2022	December 31, 2021
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$88,562	$84,335
Accounts receivable	60,068	58,265
Inventories:
Raw materials	31,852	25,464
Work in process	26,401	23,851
Finished goods	26,407	27,112
Inventories	84,660	76,427
Prepaid expenses and other current assets	18,516	15,916
Total current assets	251,806	234,943

Property and equipment:
Land	4,117	4,241
Buildings and improvements	71,613	68,778
Machinery and equipment	125,301	122,202
Software	9,539	8,871
Construction in progress	10,075	7,747
Accumulated depreciation	(133,518)	(130,619)
Property and equipment, net	87,127	81,220

Goodwill	45,544	45,830

Intangible assets, net	48,217	52,437
Operating lease right-of-use assets	24,342	27,764
Other assets	19,706	19,695
Total assets	$476,742	$461,889

VISHAY PRECISION GROUP, INC.
Consolidated Balance Sheets
(In thousands, except per share amounts)
	December 31, 2022	December 31, 2021
	(Unaudited)
Liabilities and equity
Current liabilities:
Trade accounts payable	$13,792	$14,876
Payroll and related expenses	21,966	23,772
Other accrued expenses	20,306	17,596
Income taxes	4,064	3,774
Current portion of operating lease liabilities	4,208	4,610
Current portion of long-term debt	—	—
Total current liabilities	64,336	64,628

Long-term debt, less current portion	60,799	60,714
Deferred income taxes	4,212	5,848
Operating lease liabilities	20,043	25,140
Other liabilities	13,053	16,264
Accrued pension and other postretirement costs	7,777	12,253
Total liabilities	170,220	184,847

Commitments and contingencies

Equity:
Preferred stock
Common stock	1,325	1,322
Class B convertible common stock	103	103
Treasury stock	(11,504)	(8,765)
Capital in excess of par value	201,164	199,151
Retained earnings	156,359	120,296
Accumulated other comprehensive loss	(40,900)	(35,008)
Total Vishay Precision Group, Inc. stockholders' equity	306,547	277,099
Noncontrolling interests	(25)	(57)
Total equity	306,522	277,042
Total liabilities and equity	$476,742	$461,889

VISHAY PRECISION GROUP, INC.
Consolidated Statements of Cash Flows
(Unaudited - In thousands)
	Years ended
	December 31, 2022	December 31, 2021
Operating activities
Net earnings	$36,553	$20,443
Adjustments to reconcile net earnings to net cash provided by operating activities:
Impairment of goodwill and indefinite-lived intangibles	—	1,223
Depreciation and amortization	15,353	14,996
Gain on disposal of property and equipment	(117)	(5)
Reclassification of foreign currency translation adjustment related to disposal of subsidiary	191	—
Share-based compensation expense	2,439	2,244
Inventory write-offs for obsolescence	1,650	2,288
Deferred income taxes	(2,040)	(3,256)
Foreign currency impacts and other items	(3,915)	(1,018)
Net changes in operating assets and liabilities, net of acquisition:
Accounts receivable	(4,777)	(8,038)
Inventories	(11,943)	(8,626)
Prepaid expenses and other current assets	(2,808)	(56)
Trade accounts payable	889	3,292
Other current liabilities	3,393	11,637
Other non current assets and liabilities, net	(1,413)	(624)
Accrued pension and other postretirment costs, net	(426)	(963)
Net cash provided by operating activities	33,029	33,537
Investing activities
Capital expenditures	(21,288)	(17,061)
Proceeds from sale of property and equipment	451	231
Purchase of business	—	(47,216)
Net cash used in investing activities	(20,837)	(64,046)
Financing activities
Principal payments on long-term debt	—	(18)
Proceeds from revolving facility	—	20,000
Purchase of treasury stock	(2,739)	—
Distributions to noncontrolling interests	(457)	(313)
Payments of employee taxes on certain share-based arrangements	(435)	(853)
Net cash (used in) provided by financing activities	(3,631)	18,816
Effect of exchange rate changes on cash and cash equivalents	(4,334)	(2,410)
Increase (decrease) in cash and cash equivalents	4,227	(14,103)
Cash and cash equivalents at beginning of year	84,335	98,438
Cash and cash equivalents at end of year	$88,562	$84,335

Supplemental disclosure of investing transactions:
Capital expenditures purchased	$(19,951)	$(17,567)
Capital expenditures accrued but not yet paid	$1,731	$3,068

VISHAY PRECISION GROUP, INC.
Reconciliation of Consolidated Adjusted Gross Profit, Operating Income, Net Earnings Attributable to VPG Stockholders and Diluted Earnings Per Share
(Unaudited - In thousands except per share data)
	Gross Profit		Operating Income		Net Earnings Attributable to VPG Stockholders		Diluted Earnings Per share
Fiscal Year Ended December 31,	2022	2021	2022	2021	2022	2021	2022	2021
As reported - GAAP	149,602	125,142	43,799	27,372	$36,063	$20,221	$2.63	$1.48
As reported - GAAP Margins	41.3%	39.4%	12.1%	8.6%
Acquisition purchase accounting adjustments	1,550	2,775	1,550	2,775	1,550	2,775	0.11	0.20
Acquisition costs			—	1,198	—	1,198	—	0.09
COVID-19 impact	138	(66)	138	(574)	138	(574)	0.01	(0.04)
Start-up costs	150	3,174	150	3,174	150	3,174	0.01	0.23
Impairment of goodwill and indefinite-lived intangibles			—	1,223	—	1,223	—	0.09
Restructuring costs			1,518	76	1,518	76	0.11	0.01
Foreign exchange (gain)/loss					(3,579)	109	(0.26)	0.01
Less: Tax effect of reconciling items and discrete tax items					(44)	2,596	(0.01)	0.20
As Adjusted - Non GAAP	$151,440	$131,025	$47,155	$35,244	$35,884	$25,606	$2.62	$1.87
As Adjusted - Non GAAP Margins	41.8%	41.2%	13.0%	11.1%

	Gross Profit		Operating Income		Net Earnings Attributable to VPG Stockholders		Diluted Earnings Per share
Fiscal Quarter Ended December 31,	2022	2021	2022	2021	2022	2021	2022	2021
As reported - GAAP	$39,698	$34,877	$13,049	$8,744	$8,834	$5,961	0.65	$0.44
As reported - GAAP Margins	41.2%	38.7%	13.6%	9.7%
Acquisition purchase accounting adjustments	240	516	240	516	240	516	0.02	0.04
Acquisition costs			—	—	—	—	—	—
COVID-19 impact	—	—	—	—	—	—	—	—
Start-up costs	—	916	—	916	—	916	—	0.07
Impairment of goodwill and indefinite-lived intangibles			—	—	—	—	—	—
Restructuring costs			188	76	188	76	0.01	0.01
Foreign exchange (gain)/loss					1,616	632	0.11	0.04
Less: Tax effect of reconciling items and discrete tax items					452	436	0.03	0.04
As Adjusted - Non GAAP	$39,938	$36,309	$13,477	$10,252	$10,426	$7,665	$0.76	$0.56
As Adjusted - Non GAAP Margins	41.5%	40.3%	14.0%	11.4%

VISHAY PRECISION GROUP, INC.
Reconciliation of Adjusted Gross Profit by segment
(Unaudited - In thousands)

	Fiscal quarter ended
	December 31, 2022	December 31, 2021	October 1, 2022
Sensors
As reported - GAAP	$13,645	$10,954	$15,324
As reported - GAAP Margins	37.6%	32.1%	40.5%
Start-up costs	—	916	—
As Adjusted - Non GAAP	$13,645	$11,870	$15,324
As Adjusted - Non GAAP Margins	37.6%	34.8%	40.5%

Weighing Solutions
As reported - GAAP	$11,043	$10,913	$10,470
As reported - GAAP Margins	33.4%	34.0%	33.3%
As Adjusted - Non GAAP	$11,043	$10,913	$10,470
As Adjusted - Non GAAP Margins	33.4%	34.0%	33.3%

Measurement Systems
As reported - GAAP	$15,009	$13,012	$11,526
As reported - GAAP Margins	55.9%	54.7%	55.5%
Acquisition purchase accounting adjustments	240	516	260
As Adjusted - Non GAAP	$15,249	$13,528	$11,786
As Adjusted - Non GAAP Margins	56.8%	56.8%	56.7%

VISHAY PRECISION GROUP, INC.
Reconciliation of Adjusted EBITDA
(Unaudited - In thousands)
	Fiscal quarter ended
	December 31, 2022	December 31, 2021	October 1, 2022
Net earnings attributable to VPG stockholders	$8,834	$5,961	$10,118
Interest Expense	876	324	636
Income tax expense	1,884	1,781	2,323
Depreciation	2,882	2,993	2,937
Amortization	952	970	960
EBITDA	15,428	$12,029	$16,974
EBITDA MARGIN	16.0%	13.4%	18.8%
Acquisition purchase accounting adjustments	240	516	260
Restructuring costs	188	76	165
Start-up costs	—	916	—
Foreign exchange loss/(gain)	1,616	632	(1,261)
ADJUSTED EBITDA	17,472	14,169	16,138
ADJUSTED EBITDA MARGIN	18.2%	15.7%	17.9%

VISHAY PRECISION GROUP, INC.
Reconciliation of Adjusted EBITDA
(Unaudited - In thousands)
	Year ended
	December 31, 2022	December 31, 2021
Net earnings attributable to VPG stockholders	$36,063	$20,221
Interest Expense	2,269	1,230
Income tax expense	8,535	5,469
Depreciation	11,504	11,684
Amortization	3,849	3,312
EBITDA	62,220	$41,916
EBITDA MARGIN	17.2%	13.2%
Impairment of goodwill and indefinite-lived intangibles	—	1,223
Acquisition purchase accounting adjustments	1,550	2,775
Acquisition costs	—	1,198
Restructuring costs	1,518	76
COVID-19 impact	138	(574)
Start-up costs	150	3,174
Foreign exchange (gain) loss	(3,579)	109
ADJUSTED EBITDA	61,997	49,897
ADJUSTED EBITDA MARGIN	17.1%	15.7%